Exhibit 4.9

Cooperation Framework Agreement

in respect of

Transfer of 100% of the Shares of Zhengzhou Kaitong Kegongmao Co., Ltd.

by and among

Beijing Baijiahulian Technology Co., Ltd. (Party A)

SUN Ding (Party B1)

LI Congyu (Party B2)

Zhengzhou Kaitong Kegongmao Co., Ltd. (Party C)

and

WANG Taozhu (Party D)

Dated December 26, 2019

Cooperation Framework Agreement

in respect of

Transfer of 100% of the Shares of Zhengzhou Kaitong Kegongmao Co., Ltd.

by and among

Beijing Baijiahulian Technology Co., Ltd., SUN Ding, LI Congyu and WANG Taozhu

This Cooperation Framework Agreement (this “Agreement”) is made in Zhengzhou as of December 26, 2019 by and among:

Party A (Transferee): Beijing Baijiahulian Technology Co., Ltd., a limited liability company duly incorporated and validly existing in Beijing under the laws of the People’s Republic of China (the “PRC”) whose registered address is at W102, 1/F, Building 7#, East Zone, Yard 10, East Xibeiwang Road, Haidian District, Beijing and legal representative is CHEN Xiangdong;

Party B1 (Transferor 1): SUN Ding, a citizen of the PRC with ID No. ****, residential address at ****;

Party B2 (Transferor 2): LI Congyu, a citizen of the PRC with ID No. ****, residential address at ****;

Party C (Target Company): Zhengzhou Kaitong Kegongmao Co., Ltd., a limited liability company duly incorporated and validly existing in Zhengzhou City, Henan Province under the laws of the PRC whose registered address is at east of 1st Avenue and north of Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone and legal representative is LI Congyu; and

Party D: WANG Taozhu, a citizen of the PRC with ID No. of ****, residential address at ****.

Party B1 and Party B2 are referred herein collectively as “Party B” or the “Transferors”, and Party A, Party B, Party C and Party D are referred herein collectively as the “Parties”.

WHEREAS:

1.

Beijing Baijiahulian Technology Co., Ltd. (“Party A”) is a limited liability company duly incorporated and validly existing in Beijing under the laws of the PRC whose registered address is at W102, 1/F, Building 7#, East Zone, Yard 10, East Xibeiwang Road, Haidian District, Beijing, legal representative is CHEN Xiangdong and the unified social credit code is ****.

2.

Zhengzhou Kaitong Kegongmao Co., Ltd. (the “Target Company”) is a limited liability company duly incorporated and validly existing in Zhengzhou City, Henan Province under the laws of the PRC whose registered address is at east of 1st Avenue and north of Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, legal representative is LI Congyu and the unified social credit code is ****, and as of the date of this Agreement, having a registered capital of RMB fifty million (¥50,000,000.00). Party B1 Mr. SUN Ding and Party B2 Ms. LI Congyu are shareholders of the Target Company, who hold 50% of the shares each, 100% of the shares in total, of the Target Company. The registered capital of the Target Company has been paid in full. The Actual Controller of the Target Company is Ms. WANG Taozhu.

3.

The Target Company owns the right to use the state-owned land for construction under the State-owned Land Use Certificate Zheng Guo Yong [2007] No. 0134 with an area of land use right of 16,709.61 square meters (the “Project Land”) and the properties on the Project Land, including: (i) the property under the Property Title Certificate Yu [2016] Zhengzhou Property Right No. 0030729, located at No. 8 Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, for science and education/ scientific research use, and with a floor area of 5,330.57 square meters (the “No. 2 R&D Building”); (ii) the property under the Property Title Certificate Yu [2016] Zhengzhou Property Right No. 0030561, located at No. 8 Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, for science and education/ scientific research use, and with a floor area of 12,044.40 square meters (the “Product Exhibit Center”); (iii) the underground garage located at No. 8 Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, with a planned floor area of 8,783.41 square meters and an actually measured floor area of 8,502.19 square meters, and including 170 parking lots (the “Completed Underground Garage”); and (iv) the building under construction on the Project Land, including the construction in progress on the Project Land, with a total planned floor area of 38,605.25 square meters (including 35,732,72 square meters above the ground (21 floors) and 2,872.53 square meters under the ground (one floor)), whose main structures have been completed (the actual construction area is 39,750.54 square meters) (the “No. 1 R&D Building”), and the underground garage located at the basement floor of the No. 1 R&D Building, with a planned floor area of 2,872.53 square meters and including 30 parking lots (the “Uncompleted Underground Garage”) (the properties described in Clauses (i) through (iv) are referred herein collectively as the “Underlying Assets”).

4.

Party A wishes to purchase 100% of the shares of the Target Company (the “Target Shares”) pursuant to the terms and conditions of this Agreement, to acquire the right to use the state-owned land for construction in respect of the Project Land and the ownership of the Underlying Assets held by the Target Company.

NOW THEREFORE, in consideration of the foregoing, the Parties agree to effectuate the share transfer transaction contemplated hereby pursuant to the terms and conditions of this Agreement, and hereby agree as follows:

Section 1 Definitions and Interpretation

1.1	Definitions

For purpose of this Agreement, unless otherwise provided herein or the context otherwise requires, the capitalized terms used herein shall have the meanings set forth in Exhibit 1 hereto.

1.2	Interpretation

1.2.1

For all purposes of this Agreement, except as otherwise expressly provided, (a) the words “not less than”, “not more than”, “more than” and “less than” include the given figure, the words “exceeding” and “in excess of” do not include the given figure; (b) the term “including” shall be deemed to be followed by “without limitation”, regardless of whether it is actually followed by such phrase or any phrase with similar meaning; and (c) all references in this Agreement to sections, recitals, exhibits and schedules are to sections, recitals, exhibits and schedules of this Agreement; the exhibits and schedules to this Agreement constitute an integral part of this Agreement. Any reference to this Agreement shall be construed to include all exhibits and schedules to this Agreement.

1.2.2	The section headings used in this Agreement are for identification and reference only, and shall not be utilized in interpreting or construing this Agreement.

1.2.3

Notwithstanding any other provision contained herein, a reference in this Agreement to any applicable law of the PRC includes such applicable law as amended, modified, supplemented or reenacted from time to time hereafter.

1.2.4

References in this Agreement to documents and information mean documents and information in any form, including those in paper form or contained in electronic media, optical disk, magnetic disk or films.

1.2.5	A reference in this Agreement to any government authority includes the government authorities succeeding its functions according to law.

Section 2 Purpose and Principles of Transaction

2.1	Purpose of transaction

The Parties hereto unanimously agree that Party A purchases 100% of the shares of the Target Company for the purpose of enjoying and controlling the exclusive right, free from any defect, to use the state-owned land for construction in respect of the Project Land and the ownership of the Underlying Assets held by the Target Company, through holding all shares of the Target Company.

2.2	Basic principles of transaction

2.2.1

In consideration of the purpose of transaction described in Section 2.1, the Parties unanimously agree that Party B and Party D shall jointly carry out the pre-reorganization of the Target Company pursuant to Section 3, to ensure that after the completion of the pre-reorganization, the Target Company’s total assets are not less than RMB 125,996,300 and total liabilities are not more than RMB 121,439,600, all assets, debts, claims and personnel of the Target Company irrelevant to the Underlying Assets have been spun off from the Target Company, the relevant matters meet the conditions as agreed, and the Target Company satisfies the conditions for acquisition.

2.2.2

Party B and Party D understand and agree that though 100% of the shares of the Target Company will be transferred to Party A pursuant to this Agreement, Party B and Party D still have the obligation to procure the Target Company to, after the completion of the share transfer contemplated hereby, enter into a supplementary agreement with Linjiu Construction with respect to the subsequent construction of the No. 1 R&D Building, to ensure the completion of the No. 1 R&D Building. Party B and Party D further understand and agree that since the share purchase contemplated hereby includes assumption of debts, the total price for the transaction is fixed at RMB 333,809,358,00 for the time being, which comprises: (i) the consideration for the transfer of the Target Shares; and (ii) the debts owed by the Target Company to its creditors as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4, provided that the said share transfer price shall be adjusted pursuant to Section 5.1 and be paid pursuant to Section 5.4.

2.2.3

According to Party B and Party D, 30% of the shares of Henan Junen Energy Investment and Development Co., Ltd. (“Henan Junen”) held by the Target Company is unable to be divested for the time being, because its controlling shareholder is unable to cooperate with the Target Company to go through the relevant share transfer registration procedures. Party A agrees to continue to hold such 30% shares after the completion of the share transfer contemplated hereby, and after such shares become transferable, cooperate with Party B and Party D to complete the applicable registration (filing) procedures in connection with the transfer of such shares, to the extent that there isn’t any material breach on the part of Party B, the Target Company (prior to the completion of the share transfer contemplated hereby) and Party D hereunder, or such material breach (if any) has been remedied and compensated for.

2.2.4

Party B and Party D agree that they have the obligation to procure the Target Company to enter into an agreement with Henan Sanfang Yuantai Testing Technology Co., Ltd. (“Sanfang Yuantai”) to terminate its lease of the No. 2 R&D Building, pursuant to which Sanfang Yuantai shall complete the applicable procedures with the industrial and commercial registration authority to change its registered address into its newly leased premises and provide Party A with proof of such new address prior to March 1, 2020, and evacuate the No. 2 R&D Building prior to May 31, 2020. The rent payable by Sanfang Yuantai for the period from January 1, 2020 till the date of its evacuation shall be attributable to the Target Company after the completion of the share transfer contemplated hereby. Party B and Party D shall be responsible for any compensation or loss arising out of the termination of the lease contract with Sanfang Yuantai.

Section 3 Pre-reorganization

3.1	Party B, Party D and the Target Company undertake to complete the pre-reorganization of the Target Company as follows within ten (10) calendar days from the date hereof, except as waived by Party A:

3.1.1

The Target Company shall have entered into an agreement with Sanfang Yuantai to terminate its lease of the No. 2 R&D Building, which agreement shall have taken effect and provides, among others: (i) Sanfang Yuantai shall, prior to March 1, 2020, cease to register the No. 2 R&D Building as its address with the industrial and commercial registration authority, the tax authority and other relevant authorities, and provide a copy of the proof of address submitted by it to the industrial and commercial registration authority when registering its new address and the relevant lease contract; and (ii) Sanfang Yuantai shall evacuate the No. 2 R&D Building and return it to the Target Company prior to May 31, 2020; the rent for the period from the signing date of the agreement to terminate its lease contract till the date of its evacuation shall be charged according to the original rate of rent specified in the lease contract, provided, however, if Sanfang Yuantai fails to evacuate on time, a penalty equivalent to double RMB1.7 per square meters per day shall be imposed.

3.1.2

Each of the creditors as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4 shall have issued a Letter of Confirmation to the Target Company, confirming the total amount of debts (including principal, penalty, interest, etc.) owed by the Target Company to such creditor, and that the Target Company does not owe any other obligation or liability for breach to such creditor except the debt as expressly set forth therein. The total amount of debts confirmed in such Letters of Confirmation shall not exceed the total amount of liabilities of the Target Company as set out in Section 2.2.1.

3.1.3

Party B and the Target Company shall have entered into agreements with all employees listed in the Disclosure Schedule attached hereto as Exhibit 2, and terminated employment or service relationships (as the case may be) with and paid the applicable compensation to such employees according to law, the costs incurred in which shall be fully borne by Party B and Party D.

3.1.4

With respect to the transfer of the Target Shares hereunder, Party B shall have performed the applicable internal decision-making procedures and convened a meeting of shareholders pursuant to the articles of association of the Target Company, at which the shareholders adopt a resolution (including a resolution of the Board of Directors) that approves the share transfer contemplated hereby and states that the two shareholders agree to waive their first right of refusal in respect of such share transfer, among others (the relevant resolution of the shareholders is set forth in Exhibit 5).

3.1.5

Party B and the Target Company shall have issued an announcement about the share transfer contemplated hereby on the China Industry & Commerce News and the Henan Economic News, requesting the creditors of the Target Company to report their claims to the Target Company, the costs incurred in which shall be fully borne by Party B and Party D.

3.2

After fulfilling the obligations set forth in Section 3.1 and obtaining the relevant documents, Party B, Party C and Party D shall immediately submit the originals and copies of such documents to Party A for examination. Party A shall notify Party B, Party C and Party D whether such documents and the content thereof meet the requirements hereof within two (2) working days of receipt thereof. If Party A determines that the content of such documents does not meet the requirements hereof, Party A shall request Party B, Party C and Party D to continue to perform their obligations until the requirements set forth in this Section 3 have been satisfied. After confirming that Party B, Party C and Party D have fulfilled their obligations in accordance with the provisions of this Section 3, Party A shall issue a letter of confirmation in writing. Party B, Party C and Party D shall be deemed to have completed the pre-reorganization under this Section 3 on the date that Party A issues such letter of confirmation.

Section 4 Transfer of the Target Shares

4.1

Party B agrees to transfer the Target Shares held by them to Party A on such conditions and at such price as set forth herein. After the completion of the transfer of the Target Shares, Party A shall hold 100% of the shares of the Target Company.

4.2

The Parties acknowledge that the transaction price for the share transfer contemplated hereby includes taxes, and the final share transfer price shall be determined and paid in accordance with the provisions of Section 5.

4.3

Party A and Party B shall, upon execution of this Agreement, also enter into a Share Transfer Agreement in form and substance attached hereto as Exhibit 6, which shall take effect from the date of completion of the pre-reorganization as confirmed by Party A in writing pursuant to Section 3, and within three (3) working days after the effective date of the Share Transfer Agreement, complete the applicable registration procedures with the industrial and commercial registration authority in respect of the transfer of the Target Shares to Party A, changes in the legal representative, directors, supervisors and senior officers and the filing of the new articles of association of the Target Company. The Parties shall give cooperation to each other in such registration procedures in connection with the share transfer contemplated hereby, and execute or provide such documents or information as the industrial and commercial registration authority may require from time to time.

4.4	The transfer of the Target Shares shall be deemed to have been completed on the date that (which date shall be the “Completion Date of Transfer of the Target Shares”):

4.4.1	Party A has been registered as the holder of 100% shares of the Target Company according to law;

4.4.2	the new articles of association of the Target Company adopted after the completion of transfer of the Target Shares have been filed with the industrial and commercial registration authority; and

4.4.3	the legal representative, directors, supervisors and senior officers appointed by Party A have been registered and filed with the industrial and commercial registration authority.

Section 5 Transaction Price and Payment

5.1

The Parties agree that the total price for the transaction contemplated hereby shall be calculated according to the floor area of the Underlying Assets, and the price shall be RMB5,800 per square meters for the above-ground properties, RMB3,000 per square meters for the underground properties, and RMB1,500 per square meters for the exit of the above-ground garage. The total transaction price payable by Party A is fixed at RMB333,809,358,00 for the time being. In such price, the total price for the properties whose property title certificates have been obtained (including the No. 2 R&D Building with a floor area of 5,330.57 square meters and the Product Exhibition Center with a floor area of 12,044.40 square meters), and the properties whose actual area has been measured (including the Completed Underground Garage with an actually measured floor area of 8,502.19 square meters and the Entrance to the Completed Underground Garage with a floor area of 307.60 square meters) shall not be adjusted; the price for the properties whose property title certificates have not been obtained and whose actual area has not been measured, i.e. the No. 1 R&D Building and its underground structures shall be provisionally determined and after their property title certificates have been obtained and actual area has been measured, be adjusted as follows:

(1)

the provisional price for the No. 1 R&D Building shall be calculated on the basis that the area of its above-ground structures is 34,215.34 square meters (the planned area of the above-ground structures less the estimated area of the Four-storey Building to Be Constructed in the West) and the area of its underground structures is 2,872.53 square meters (which is its planned area);

(2)

the final price for the No. 1 R&D Building shall be calculated and adjusted as follows: with respect to the above-ground structures, after its property title certificate has been obtained, the price shall be calculated and adjusted by multiplying the floor area stated in the property title certificate (less the actual floor area of the Four-storey Building to Be Constructed in the West) by RMB5,800 per square meters; with respect to the underground structures, the price shall be calculated and adjusted by multiplying its actual floor area as measured after the completion and acceptance inspection thereof by RMB3,000 per square meters.

The Parties understand and agree that the price payable hereunder includes taxes, therefore, Party A, as the Transferee, shall pay the balance of the share transfer price after withholding and paying the applicable taxes (if any) in connection therewith that Party A is required to withhold and pay according to law.

5.2	The total transaction price comprises:

5.2.1	the transfer price for the Target Shares payable by Party A to Party B; and

5.2.2

the debts owed by the Target Company to the third parties as of the Completion Date of Transfer of the Target Shares (including the debts set forth in the List of Debts of the Target Company attached hereto as Exhibit 4 and confirmed by the Parties, and the external debts newly incurred by the Target Company from the Base Date till the Completion Date of Transfer of the Target Shares and confirmed by Party A).

5.3	Adjustment of the share transfer price

The Parties agree that the following amounts incurred during the term of this Agreement shall be deducted from the share transfer price payable by Party A to Party B hereunder:

5.3.1

any debt (including without limitation liabilities, compensation and administrative penalties) incurred by the Target Company after Party A becomes a shareholder of the Target Company as a result of any failure on the part of Party B, the Target Company and Party D to disclose the relevant matters and contingent liabilities, including without limitation disputes, liabilities, administrative penalties and contingent liabilities arising out of the execution of any document, any written or oral commitment, any labor relationship, execution of any employment contract, payment of social insurance and housing provident fund contributions for employees and taxes, and construction works prior to the Closing Date;

5.3.2

any penalty payable by Party B and Party D pursuant to Section 10.3.2 due to failure of the Target Company to enter into an agreement with Sanfang Yuantai to terminate its lease of the No. 2 R&D Building pursuant to Section 3.1.1 or Sanfang Yuantai fails to evacuate and return to the Target Company the No. 2 R&D Building and complete the procedures with the industrial and commercial registration authority to change or cancel (as applicable) its registered address pursuant to such agreement;

5.3.3	any compensation payable or loss suffered by the Target Company as a result of termination of the lease contract with Sanfang Yuantai;

5.3.4

any additional debt incurred by the Target Company resulting from the total amount of debts confirmed by the creditors of the Target Company in their Letters of Confirmation issued under Section 3.1.2 exceeding the total amount of liabilities of the Target Company as set out in Section 2.2.1; and

5.3.5

any and all penalties and losses incurred by the Target Company resulting from any delay on the part of the Target Company after the completion of the share transfer contemplated hereby in discharging the debts owed to its creditors as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4, due to any reason attributable to Party B and Party D.

5.4	Arrangement for payment of the transaction price

The Parties unanimously agree that the transaction price hereunder shall be paid in four (4) installments as follows:

5.4.1	First installment of the transaction price

The Parties unanimously agree that within seven (7) working days after the completion of the pre-reorganization and pre-closing work as set forth in Section 3 and satisfaction of all of the following conditions, Party A shall pay RMB forty five million (¥45,000,000.00) and the relevant interest, as the first installment of the transaction price, of which, RMB thirty million (¥30,000,000.00) shall be paid to the account of the Target Company, and RMB fifteen million (¥15,000,000.00) and the relevant interest shall be paid to the joint capital account to be opened by Party B and Party A pursuant to the provisions hereof, which shall be wholly paid to the account opened by Henan Long Brothers Landscaping Engineering Co., Ltd. (“Long Brothers”) at Industrial Bank Co., Ltd. Zhengzhou Branch (the “Industrial Bank”) to repay the loan provided by the Industrial Bank to Long Brothers and accrued interest, thereby releasing the mortgage created over the Product Exhibition Center:

(1)

100% of the shares of the Target Company shall have been registered in the name of Party A, and the legal representative, directors, supervisors and senior officers appointed by Party A and the new articles of association of the Target Company shall have been registered or filed with the industrial and commercial registration authority;

(2)	the Parties shall have completed the closing pursuant to Section 6;

(3)

after Party A acquires 100% of the shares of the Target Company pursuant to the provisions hereof, Party A, Party B1 and Party B2 shall jointly open a capital supervision account in the name of Party B, which shall be exclusively used for receiving the first installment of the share transfer price in the amount of RMB fifteen million (¥15,000,000.00) to be paid by Party A to Party B, which shall then be lent by Party B to Long Brothers, and for repaying the loan of RMB fifteen million (¥15,000,000.00) and accrued interest directly to the Industrial Bank on behalf of Long Brothers;

(4)

after Party A acquires 100% of the shares of the Target Company pursuant to the provisions hereof, Party A, the Target Company, Long Brothers and Party B (Party B1 and Party B2) shall enter into a five-party agreement, pursuant to which, Party A agrees to provide RMB thirty million (¥30,000,000.00) to the Target Company after Party A becomes a shareholder of the Target Company, for the Target Company to repay the debts it owes to Long Brothers and accrued interest, and Long Brothers agrees that the Target Company shall directly pay such amount to the Industrial Bank; and

(5)

the Industrial Bank shall issue a letter of confirmation in writing, agreeing that the Target Company and Party B repay the loan of RMB forty five million (¥45,000,000.00) and accrued interest on behalf of Long Brothers in the manner described above.

5.4.2	Second installment of the transaction price

The Parties unanimously agree that within seven (7) working days after the satisfaction of all of the following conditions, Party A shall pay the second installment of the transaction price in the amount of RMB sixty seven million three hundred eighty three thousand seven hundred and seven point five two (¥67,383,707.52) (such amount is the maximum amount to be paid as the second installment of the transaction price and shall be subject to the amount actually paid then), which shall be paid to the account designated by the Target Company and then be applied by the Target Company towards the repayment of the amounts payable to the external creditors as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4:

(1)	all of the conditions for the payment of the first installment of the transaction price shall have been satisfied; and

(2)	the mortgage created over the Product Exhibition Center shall have been released.

5.4.3	Third installment of the transaction price

The Parties unanimously agree that the third installment of the transaction price in the amount of RMB twenty four million ten thousand one hundred eighty two point six eight (¥24,010,182.68) shall be exclusively applied by the Target Company towards the repayment of the debts owed to the affiliates as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4, and be paid in two installments as follows:

(1)

within seven (7) working days after the satisfaction of all of the following conditions, Party A shall pay RMB ten million (¥10,000,000.00) to the account designated by the Target Company, which shall be applied by the Target Company towards the repayment of the debts owed to certain affiliates as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4:

(a)	all of the conditions for the payment of the first and second installments of the transaction price shall have been satisfied;

(b)

Sanfang Yuantai shall have ceased to register the No. 2 R&D Building as its address with the industrial and commercial registration authority, the tax authority and other relevant authorities, and provided a copy of the proof of address submitted by it to the industrial and commercial registration authority when registering its new address and the relevant lease contract prior to March 1, 2020;

(c)

Party B and Party D shall assist the Target Company in executing an agreement with Linjiu Construction with respect to the amount of the costs and expenses payable for continuing the construction of the No. 1 R&D Building till the completion thereof, time and method of payment thereof, duration of construction and other relevant matters;

(d)

since the Closing Date, the Target Company shall have not been subject to any administrative penalty or involved in any litigation or arbitration, and no undisclosed creditor has lodged any claim against the Target Company, or such matters (if any) have been settled and the relevant amounts have been paid; and

(e)	Party B and Party D shall have fulfilled all of their obligations hereunder, and have not committed any material breach or such material breach (if any) has been remedied and compensated for; and

(2)

within seven (7) working days after the satisfaction of all of the following conditions, Party A shall pay the balance of the third installment of the transaction price (the total amount of debts owed to the affiliates less RMB10,000,000.00) to the account designated by the Target Company, which shall be applied by the Target Company towards the repayment of the debts owed to the remaining affiliates as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4:

(a)	Sanfang Yuantai shall have evacuated and returned to the Target Company the No. 2 R&D Building prior to May 31, 2020;

(b)

since the Closing Date, the Target Company shall have not been subject to any administrative penalty or involved in any litigation or arbitration, and no undisclosed creditor has lodged any claim against the Target Company, or such matters (if any) have been settled and the relevant amounts have been paid; and

(c)	Party B and Party D shall have fulfilled all of their obligations hereunder, and have not committed any material breach or such material breach (if any) has been remedied and compensated for.

5.4.4	Fourth installment of the transaction price

The Parties unanimously agree that the fourth installment of the transaction price shall be calculated as follows: amount of the fourth installment of the transaction price = total transaction price as determined pursuant to Section 5.1 - (total amount already paid by Party A + total amount deductible from the total transaction price pursuant to Sections 5.3.1 through 5.3.5), and be paid in three installments as follows:

(1)

within seven (7) working days after the satisfaction of all of the conditions for the payment for the second installment of the third installment of the transaction price as set forth in Section 5.4.3, Party A shall pay an amount equal to 70% of the fourth installment of the transaction price to the account designated by the Target Company, as part of the price paid by Party A for the transfer of the Target Shares;

(2)

within seven (7) working days after the satisfaction of all of the following conditions, Party A shall pay an amount equal to 15% of the fourth installment of the transaction price to the account designated by the Target Company, as part of the price paid by Party A for the transfer of the Target Shares:

(a)

within one (1) year after the issue date of the announcement under Section 3.1.5, no creditor has lodged any claim against the Target Company, or such matters (if any) have been settled and the relevant amounts have been paid; and

(b)	Party B and Party D shall have fulfilled all of their obligations hereunder, and have not committed any material breach or such material breach (if any) has been remedied and compensated for; and

(3)

within seven (7) working days after the satisfaction of all of the following conditions, Party A shall pay an amount equal to 15% of the fourth installment of the transaction price to the account designated by the Target Company, as part of the price paid by Party A for the transfer of the Target Shares:

(a)	the Target Company shall have obtained the property title certificate for the No. 1 R&D Building;

(b)

within three years and three months after the issue date of the announcement under Section 3.1.5, no creditor has lodged any claim against the Target Company, or such matters (if any) have been settled and the relevant amounts have been paid; and

(c)	Party B and Party D shall have fulfilled all of their obligations hereunder, and have not committed any material breach or such material breach (if any) has been remedied and compensated for.

5.5

The Parties acknowledge that prior to the payment of the share transfer price to Party B, Party A shall have the right to directly adjust the share transfer price and deduct from the share transfer price the penalties and compensation (if any) payable by Party B and Party D and other amounts deductible from the share transfer price, including without limitation any loss suffered by Party A after the Closing Date due to any contingent liabilities of the Target Company, in each case, in accordance with the provisions hereof.

5.6

The Parties acknowledge that the transfer price for the Target Shares as agreed by Party A and Party B pursuant to Section 5.4.4 shall be paid by Party A to the following accounts designated by Party B1 and Party B2 subject to the conditions contained herein:

Bank account designated by Party B1:

Bank: ******

Account name: *****

Account number: ******

Bank account designated by Party B2:

Bank: ******

Account name: ******

Account number: ******

The Parties acknowledge that Party A shall be deemed to have paid the transfer price for the Target Shares in full and on time to Party B1 and Party B2 respectively when Party A pays the transfer price for the Target Shares to the respective designated bank accounts of Party B1 and Party B2 set forth above at such time and in such amount as set forth in Section 5.4.4.

In case Party B1 or Party B2 changes his or her account set forth above, Party B1 or Party B2 (as the case may be) shall notify Party A in writing ten (10) working days in advance, failing which, shall bear all losses arising therefrom. Before Party A pays each installment of the transaction price, Party B1 and Party B2 shall each issue a legal and valid receipt in the relevant amount to Party A. If Party B1 and Party B2 fail to do so, Party A shall not be in breach of this Agreement if it delays in making such payment.

5.7

Each Party shall bear its own taxes and fees in connection with the payment of the transaction price hereunder pursuant to the applicable laws and regulations. If the Target Company has the obligation to withhold and pay the taxes and fees payable by Party B or file the relevant tax returns on behalf of Party B pursuant to the applicable laws and regulations and the provisions of the local authorities, the Target Company shall have the right to withhold and pay the taxes payable by Party B or file the relevant tax returns on behalf of Party B in accordance with the requirements of the competent tax authority, and directly deduct such taxes and fees from the share transfer price payable by Party A to Party B.

Section 6 Closing

6.1	The closing shall take place within one (1) calendar day after the pre-reorganization under Section 3 has been completed, as confirmed by Party A.

6.2

The Parties acknowledge that after the completion of the following matters, Party B, the Target Company and Party D shall be deemed to have fulfilled their closing obligations in connection with the Target Shares:

6.2.1

Party B has handed over the official seal, financial seal, contract seal, invoice seal, legal representative’s seal, authorized agent’s seal the specimens of which have been submitted to the relevant banks and all other seals, certificates and licenses (including without limitation operation permissions, government approvals, business licenses and loan cards), all contracts entered into with outsiders, project design and construction documents, title documents, administrative documents, personnel documents, insurance certificates and the originals of other relevant documents to such person as designated by Party A, and has executed the Handover Form attached hereto as Exhibit 7 with Party B;

6.2.2	the physical assets have been delivered in accordance with the List of Physical Assets attached hereto as Exhibit 8, as confirmed by the Parties;

6.2.3	all properties built on the Project Land, except the No. 2 R&D Building, have been delivered;

6.2.4	other matters relating to the closing of the transfer of the Target Shares.

6.3

The Parties shall cause their respective representatives to execute a Handover Form in writing (attached hereto as Exhibit 7) on the date that all conditions for closing have been satisfied and all matters relating to the closing have been completed (the “Closing Date”).

Section 7 Transitional Period

7.1

Except as otherwise provided herein, during the period from the Base Date to the Completion Date of Transfer of the Target Shares (the “Transitional Period”), unless this Agreement is terminated or otherwise agreed by the Parties, the Target Company shall not, and Party B and Party D shall not request or arrange the Target Company to:

7.1.1	establish any new subsidiary or branch, or change the registered capital, paid-in capital or shareholding structure of the Target Company;

7.1.2	transfer, sell, lease, encumber or otherwise dispose of any material assets or business of the Target Company (except as required for the purpose of this Agreement);

7.1.3	provide any new external guarantee or incur any new debt (other than the debts arising out of the transactions or practices in the ordinary course of business of the Target Company);

7.1.4	provide any loan or guarantee to or for any outsider;

7.1.5	distribute any profit or interest to the shareholders of the Target Company;

7.1.6	acquire any equity or partnership interest, invest in any company or partnership individually or jointly with any third party, or make any other equity investment, or acquire any material assets;

7.1.7	amend the articles of association or accounting principles of the Target Company;

7.1.8

enter into any agreement or arrangement, make any resolution or decision, or take any action or measure that will result in any material adverse change in the business, assets, financial conditions or value of the Target Company (except as required for the purpose of this Agreement);

7.1.9	liquidate, wind up or dissolve the Target Company, whether voluntary or involuntary;

7.1.10	change or create any pledge, mortgage, trust or other encumbrance over the shares of the Target Company (except as required for the purpose of this Agreement);

7.1.11	hire any new employee or increase the salaries, social insurance contributions or other costs and benefits of the employees;

7.1.12	take any action that may cause any government authority to revoke or refuse to approve, accept or complete any approval, consent, filing or registration required by the Target Company; or

7.1.13	receive any amount in cash or through any personal account, including any bank account, AliPay account or WeChat account of any individual.

7.2

During the Transitional Period, Party B shall procure the Target Company to continue to operate its current business in the ordinary course as a going concern, not to suspend its business or change the nature, scope or mode of its business, and to adopt sound business principles and strictly comply with all applicable laws and regulations.

7.3	During the Transitional Period, Party B and Party D shall procure the Target Company not to enter into any new contract without the prior written consent of Party A.

7.4

The Parties agree that any and all profits and losses in respect of the shares of the Target Company shall be attributable to Party B and Party D during the Transitional Period, and to Party A after the Completion Date of Transfer of the Target Shares.

Section 8 Representations and Warranties

8.1	Representations and warranties of Party B and Party D

8.1.1

Each of Party B and Party D is a natural person of the PRC having the full civil capacity and the capacity to enter into this Agreement in his or her own name, and perform and assume his or her duties and obligations hereunder.

8.1.2

Each of Party B and Party D covenants that he or she has performed all requisite corporate procedures and approval procedures for his or her execution of this Agreement or the execution of this Agreement falls within his or her powers.

8.1.3

Each of Party B and Party D warrants that all disclosures, representations and warranties made by him or her in this Agreement, the Disclosure Schedule attached hereto as Exhibit 2 and the Representations and Warranties of Shareholders of the Target Company attached hereto as Exhibit 9, and all disclosures made by him or her to the agents appointed by Party A are true, complete, valid and free from any misrepresentation, misleading statement or material omission. If any representation or warranty made by Party B and Party D contains any misrepresentation or misleading statement or omits to state any material fact or Party B and Party D fail to perform any of their obligations, Party B and Party D shall be deemed to have breached this Agreement, be held liable for breach of agreement and indemnify Party A and the Target Company for all losses arising therefrom, and Party A shall have the right to rescind this Agreement.

8.1.4

If Party B and Party D become aware that any representation, warranty or covenant made by them has been or might be breached, Party B and Party D shall immediately notify Party A and the Target Company, explaining the particulars and reason of such breach and its possible effect on this Agreement.

8.1.5

Party B and Party D undertake to execute or issue such further documents (other than the documents expressly required hereunder) and take such further actions as may be required by this Agreement or reasonably required by Party A to give full effect to the rights of Party A hereunder.

8.1.6

Party B and Party D acknowledge that after the completion of the transfer of the Target Shares contemplated hereby, Party A shall become the sole and legal owner of the Target Shares, and that the sale, transfer and assign by Party B and Party D of the Target Shares and their title and other interest in the Target Shares are not subject to any restriction and do not require the consent of any other person.

8.1.7	Party D undertakes to assume the joint and several liability for all obligations of Party B hereunder, including without limitation the liability of Party B for breach of agreement, if any.

8.2	Representations and warranties of Party C

8.2.1	Party C has the full capacity to enter into this Agreement in its own name, and perform and assume its duties and obligations hereunder.

8.2.2

Party C covenants that it has performed all requisite corporate procedures and approval procedures for its execution of this Agreement, and the person executing this Agreement on its behalf has been duly authorized by Party C, and has the authority to execute this Agreement on behalf of and bind upon Party C.

8.2.3

The execution and performance of this Agreement by Party C will not violate any judgment, ruling, contract, agreement or other document binding upon Party C or infringe on the rights and interests of any third party.

8.2.4

Party C undertakes to execute or issue such further documents (other than the documents expressly required hereunder) and take such further actions as may be required by this Agreement or reasonably required by Party A to give full effect to the rights of the Parties hereunder.

8.2.5

Party C warrants that all disclosures, representations and warranties made by it in this Agreement and the Disclosure Schedule attached hereto as Exhibit 2, and all disclosures made by it to the agents appointed by Party A are true, complete, valid and free from any misrepresentation, misleading statement or material omission.

8.2.6

If Party C becomes aware that any representation, warranty or covenant made by it has been or might be breached, Party C shall immediately notify Party A, explaining the particulars and reason of such breach and its possible effect on this Agreement.

8.2.7

Party C undertakes to execute or issue such further documents (other than the documents expressly required hereunder) and take such further actions as may be required by this Agreement or reasonably required by Party A to give full effect to the rights of Party A hereunder.

8.3	Representations and warranties of Party A

8.3.1	Party A has the full capacity to enter into this Agreement in its own name, and perform and assume its duties and obligations hereunder.

8.3.2

Party A covenants that it has performed all requisite corporate procedures and approval procedures for the execution of this Agreement, and the person executing this Agreement on its behalf has been duly authorized by Party A, and has the authority to execute this Agreement on behalf of and bind upon Party A.

8.3.3

The execution and performance of this Agreement by Party A will not violate any judgment, ruling, contract, agreement or other document binding upon Party A or infringe on the rights and interests of any third party.

8.3.4

Party A undertakes to execute or issue such further documents (other than the documents expressly required hereunder) and take such further actions as may be required by this Agreement or reasonably required by Party B to give full effect to the rights of the Parties hereunder.

8.3.5

Party A covenants that, to the extent that that there isn’t any material breach on the part of Party B, the Target Company (prior to the completion of the share transfer contemplated hereby) and Party D hereunder, or such material breach (if any) has been remedied and compensated for, with respect to 30% of the shares of Henan Junen held by the Target Company, within ten (10) working days after Party B notifies Party A that such shares will be transferred to Party B or the designee of Party B, Party A will cooperate with Party B to execute the relevant share transfer documents and go through the applicable registration and filing procedures, so as to effectuate the transfer of such shares to Party B or the designee of Party B, provided that Party B and Party D shall bear the taxes and fees incurred and payable by Party A or the Target Company in connection with such share transfer. Party A shall have the right to deduct such taxes and fees from the price for such share transfer and remit the balance thereof to Party B or the designee of Party B. Party B and Party D shall bear all losses incurred by the Target Company in connection with the shares held by it in Henan Junen.

Section 9 Taxes and Expenses

9.1

Unless otherwise agreed by the Parties, each Party shall bear its own taxes and fees imposed by the applicable laws and competent government authorities of the PRC in connection with the share transfer contemplated hereby, and the attorney’s fee and other expenses incurred by it in connection with the negotiation, execution and performance of this Agreement.

9.2

If any Party is in breach of this Agreement, the breaching Party shall be solely responsible for any additional taxes and expenses arising out of the share transfer contemplated hereby, and if any non-breaching Party is directly required by any administrative authority to pay any additional taxes and fees as a result of such breach, the non-breaching Party shall have the right to recover such additional taxes and fees from the breaching Party in full.

Section 10 Breach of Agreement

10.1	A Party (the “Breaching Party”) shall be deemed to have breached this Agreement if:

10.1.1	it fails to perform its obligations hereunder in whole or in part, including without limitation the obligations under its representations, warranties and covenants;

10.1.2	any representation or warranty made by it to the other Parties hereunder proves to be false, untrue or misleading or omits to state any material fact; or

10.1.3	it otherwise violates the provisions hereof which constitute a breach of this Agreement.

10.2

Unless otherwise provided herein, where a Party is in breach of this Agreement, each non-breaching Party shall have the right to take one or several remedial actions set forth below to safeguard its rights:

10.2.1

to suspend the performance of its obligations hereunder until the Breaching Party is no longer in breach of this Agreement, which suspension of performance shall not constitute any failure or delay on the part of the non-breaching Party to perform its obligations;

10.2.2	to request the Breaching Party to pay the applicable penalty pursuant to the provisions hereof;

10.2.3

to request the Breaching Party to indemnify the non-breaching Party for all costs and expenses incurred in connection with this Agreement and all losses arising therefrom, including without limitation attorney’s fee, notarial charges, litigation costs and arbitration costs; and

10.2.4

unless otherwise provided herein, if the Breaching Party still fails to perform its obligations within thirty (30) calendar days after receiving a notice from the non-breaching Party requesting it to do so, the non-breaching Party shall have the right to unilaterally rescind this Agreement by written notice with immediate effect.

10.3	Breach of agreement by Party B and Party D

10.3.1

If Party B and Party D fail to fulfill their obligations and covenants hereunder in whole or in part for any reason, including without limitation failure to perform the obligation to register the transfer of the Target Shares to Party A with the industrial and commercial registration authority under Section 4 or fulfill the representations and warranties contained in Section 8.1 in whole or in part, Party A shall have the right to take one or several remedial actions set forth below to safeguard its rights:

(1)

to request the Breaching Parties to continue to perform their obligations, and pay the Transferee a penalty at the rate of 0.5‰ of the total provisional transaction price per day from the date of such breach till the date of discharge of their obligations;

(2)

if Party B and Party D fail to fulfill the representations and warranties contained in Section 8.1 in whole or in part, to request Party B and Party D to pay a penalty of RMB ten million (¥10,000,000.00) to Party A;

(3)

to request the Breaching Parties to indemnify Party A and/or the Target Company for all losses arising therefrom, including without limitation attorney’s fee, notarial charges, litigation costs and arbitration costs; and

(4)	if Party B and Party D fail to perform their obligations hereunder for more than thirty (30) calendar days, to rescind this Agreement by written notice with immediate effect.

10.3.2

If Sanfang Yuantai fails to register the change in its address with the industrial and commercial registration authority prior to March 1, 2020 or evacuate and return to the Target Company the No. 2 R&D Building prior to May 31, 2020, Party B and Party D shall pay Party A a penalty of RMB fifty thousand (¥50,000.00) for each day of delay till Sanfang Yuantai has registered the change in its address with the industrial and commercial registration authority or evacuated and returned to the Target Company the No. 2 R&D Building (as the case may be). Party A shall have the right to deduct such penalty from the share transfer price payable to Party B hereunder.

10.3.3

If the Target Company delays in discharging the debts owed to its creditors as set forth in the List of Debts of the Target Company attached hereto as Exhibit 4, due to any reason attributable to Party B and Party D, Party B and Party D shall bear any and all penalties and losses arising therefrom, and Party A shall have the right to deduct such penalties and losses from the share transfer price payable to Party B hereunder.

10.4	Breach of agreement by Party A

If Party A fails to pay the share transfer price pursuant to Section 5.4, Party B shall have the right to request the Breaching Party to continue to perform its obligations hereunder, and pay Party B a penalty at the rate of 0.5‰ of the amount then payable per day from the date of such breach till the date of discharge of its obligations.

10.5	Unless otherwise provided herein, the rights and remedies provided herein are cumulative and are not exclusive of any other right or remedy provided by law.

10.6

Any waiver by a Party of any breach committed by the Breaching Party shall be valid only if it is made in writing. Any failure or delay on the part of a Party to exercise any right or remedy shall not operate as a waiver of such right or remedy, nor shall any partial exercise of any right or remedy preclude the exercise of any other right or remedy.

10.7	The provisions of this Section 10 shall survive any termination or rescission of this Agreement.

Section 11 Confidentiality and Announcement

11.1	Confidentiality

11.1.1

For purpose of this Agreement, the term “Confidential Information” means any non-public information relating to or in connection with any Party hereto, including without limitation any and all information relating to the corporate structure, shareholding structure, business and financial data, business or development plan, market research information, marketing channels, prices, bank account information and other financial records and information of any Party, business information, proposals, data, standards and procedures owned by any Party, any contracts, agreements, memoranda, schedules, drafts or records executed by the Parties for purpose of this Agreement (including without limitation this Agreement and the exhibits hereto and the documents of whatever kind mentioned or referred to herein and therein), and other non-public information provided by any Party to the other Parties for purpose of this Agreement.

11.1.2

Subject to Section 11.1.3, neither Party may disclose any Confidential Information to any third party in any manner, or disclose the execution and performance of this Agreement to the public or media in any manner.

11.1.3	A Party shall not be deemed to have disclosed or divulged the Confidential Information if it discloses any Confidential Information:

(1)	that has become known to the public prior to the disclosure thereof (not due to any disclosure in violation of this Section 11);

(2)	with the prior written consent of the Parties hereto;

(3)	to its professional advisors for purpose of the transactions contemplated hereby, so long as such Party has requested such advisors to assume the obligation of confidentiality; or

(4)

to the extent mandatorily required by any government authority or applicable laws, provided that the request of such government authority shall be made in the form of an official document in writing, otherwise such Party shall refuse to disclose or divulge any Confidential Information.

11.1.4

Each Party shall take necessary measures to ensure that it will only disclose the Confidential Information known to or obtained by it to its relevant employees, agents or advisors, and request such persons to strictly comply with the provisions of this Section 11 and not to disclose the Confidential Information to any third party. Each Party undertakes not to disclose or divulge any Confidential Information obtained from the other Parties to any irrelevant employee.

11.1.5	A Party who will disclose any Confidential Information externally pursuant to Section 11.1.3 shall notify the other Parties in advance.

11.1.6	Any Party who violates the provisions of this Section 11 shall indemnify the other Parties for the losses arising therefrom.

11.2	Announcement

11.2.1

Subject to Section 11.2.2, without the prior written approval of the other Parties (which approval shall not be unreasonably withheld or delayed), neither Party or any of its representatives or affiliates may issue any official announcement or hold any press conference in respect of the execution of this Agreement or other matters hereunder (except as mandatorily required by the applicable laws or any government authority to be disclosed subject to Section 11.2.2).

11.2.2

If a Party has the obligation to issue an announcement according to the requirement of the applicable laws or any government authority, such Party shall notify the other Parties before submitting the relevant announcement or report to the relevant government authority for examination, and give the other Parties reasonable opportunities to comment on such announcement or report, provided that the final content of such announcement or report shall be decided by the relevant government authority.

Section 12 Force Majeure

12.1

Any Party who is affected by an event of force majeure shall immediately notify the other Parties, provide appropriate proofs of such event of force majeure and its effect, and take all necessary measures to terminate or reduce such event of force majeure and its effect.

12.2

If the Parties are prevented from registering the changes in the ownership of shares pursuant to Section 4 by an event of force majeure, Party A shall have the right to rescind this Agreement, in which case, neither Party shall be liable to any other Party for the consequences of the rescission hereof.

Section 13 Notices

13.1	All notices hereunder shall be made in Chinese and in writing.

13.2

Each Party shall give written notices to the other Parties at the following addresses. Any Party who changes its mailing address or contact information shall notify the other Parties three (3) working days in advance, failing which, any notice given by any other Party to such Party at its address set forth below shall be deemed effectively given at such time as provided in Section 13.3:

If to Party A:

Mailing address: *****

Postal code: *****

Telephone: ******

Email: *******

Attention: ****

If to Party B1:

Mailing address: ******

Postal code: ******

Telephone: ******

Email: ******

Attention: ******

If to Party B2:

Mailing address: ******

Postal code: ******

Telephone: *****

Email: ******

Attention: *****

If to Party C/ the Target Company:

Mailing address: *******

Postal code: ******

Telephone: ******

Email: *****

Attention: ******

If to Party D:

Mailing address: *****

Postal code: *****

Telephone: *****

Email: ******

Attention: *****

13.3

A notice shall be deemed effective given: if sent by facsimile, when the sender has transmitted such notice and receives a confirmation of delivery; if delivered in person, when received by the recipient; if sent by mail or express delivery, three (3) working days after posting. Any notice that is rejected by the receiving Party shall be deemed effective given on the date of rejection as indicated on the return receipt.

Section 14 Governing Law and Dispute Resolution

14.1	The formation, validity, interpretation, performance and dispute resolution in respect of this Agreement shall be governed by the laws and regulations of the PRC officially enacted.

14.2

Any dispute arising out of or in connection with this Agreement shall be settled by the Parties through friendly consultation. In case the Parties fail to reach a settlement within thirty (30) calendar days, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission (the “Commission”) in Beijing for settlement by arbitration in accordance with then effective arbitration rules of the Commission.

Section 15 Miscellaneous

15.1

Independence. Each of warranties and covenants contained herein is made separately and independently, and unless otherwise provided herein or agreed by the Parties in writing, shall not be restricted by any statement to the contrary that may be contained herein.

15.2

Amendment and rescission. Any amendment to this Agreement must be made with mutual consent of the Parties and in writing. Except as otherwise permitted to unilaterally rescind this Agreement according to law or the provisions hereof, after entering into force, this Agreement may not be rescinded other than by agreement executed by the Parties through consultation.

15.3

Supersession. This Agreement, after entering into force, shall supersede all prior contracts, agreements, letters of intent, memoranda and other documents, written or oral, between Party A and Party B or among the Parties and such contracts, agreements, letters of intent, memoranda and other documents as superseded shall no longer have legal binding force as between Party A and Party B or among the Parties (as applicable).

15.4	No assignment. Without the express approval of the other Parties in writing, neither Party may assign all or part of its rights and obligations hereunder.

15.5

Entire agreement. This Agreement constitutes the entire instrument of the Parties with respect to the subject matter hereof. This Agreement, together with the exhibits hereto, constitutes the entire agreement of the Parties.

15.6

Severability. If any one or more of the provisions contained in this Agreement are held invalid, void or illegal or become unenforceable or non-executable in any respect at any time, the validity, legality, enforceability and fulfillment of the remaining provisions hereof shall in no way be affect or prejudiced.

15.7	Joint and several liability for guarantee. Party B and Party D shall jointly and severally guarantee the performance of their respective duties and obligations hereunder.

15.8

Effectiveness. This Agreement shall take effect after being chopped or signed by the legal or authorized representatives of the Parties respectively. In case of any conflict between any amendment or supplementary document entered into among the Parties with respect to the matters not specifically addressed herein and this Agreement, such amendment or supplementary document shall prevail. With respect to any matter not specifically addressed in the share transfer agreement confirmed and executed by Party A and Party B or by the Parties (as the case may be) for purpose of registering the relevant changes with the industrial and commercial registration authority or any conflict between the provisions of such share transfer agreement and the provisions of this Agreement and the exhibits hereto regarding the share transfer contemplated hereby, the provisions of this Agreement and the exhibits hereto shall prevail.

15.9	Counterparts. This Agreement shall be made in ten (10) counterparts, two (2) counterparts to be held by the Parties respectively with equal legal effect.

[End of text]

Signature Page to Cooperation Framework Agreement in respect of Transfer of 100% of the Shares of Zhengzhou Kaitong Kegongmao Co., Ltd.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized representatives as of the date first above written.

Party A: Beijing Baijiahulian Technology Co., Ltd. (seal)

Legal or authorized representative (signature): /s/ Beijing Baijiahulian Technology Co., Ltd.

Party B1: SUN Ding

Signature: /s/ SUN Ding

Party B2: LI Congyu

Signature: /s/ LI Congyu

Party C: Zhengzhou Kaitong Kegongmao Co., Ltd. (seal)

Legal or authorized representative (signature): /s/ Zhengzhou Kaitong Kegongmao Co., Ltd.

Party D: WANG Taozhu

Signature: /s/ WANG Taozhu

Exhibit 1: Definitions

Exhibit 2: Disclosure Schedule

Exhibit 3: Balance Sheet of the Target Company

Exhibit 4: List of Debts of the Target Company

Exhibit 5: Resolution of the Shareholders of the Target Company

Exhibit 6: Share Transfer Agreement

Exhibit 7: Handover Form

Exhibit 8: List of Physical Assets

Exhibit 9: Representations and Warranties of Shareholders of the Target Company

Exhibit 1: Definitions

No.	Term	Meaning
1	Agreement	means this Cooperation Framework Agreement in respect of Transfer of 100% of the Shares of Zhengzhou Kaitong Kegongmao Co., Ltd. by and among Beijing Baijiahulian Technology Co., Ltd., SUN Ding, LI Congyu and WANG Taozhu entered into by and among the Parties.
2	Party A/Transferee	means Beijing Baijiahulian Technology Co., Ltd.
3	Party B1/ Transferor 1	means Mr. SUN Ding,
4	Party B2/ Transferor 2	means Ms. LI Congyu.
5	Party C/ Target Company	means Zhengzhou Kaitong Kegongmao Co., Ltd.
6	Party D/ Actual Controller	means Ms. WANG Taozhu.
7	Transaction	means the transfer by Party B of the Target Shares to Party A on the terms and conditions set forth in this Agreement.
8	Project land	means the land acquired and owned by the Target Company under the State-owned Land Use Certificate Zheng Guo Yong [2007] No. 0134, located at east of 1st Avenue and north of Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, for science and education/ scientific research use, with an area of land use right of 16,709.61 square meters, and the right to use which will expire on February 6, 2057.
9	No. 2 R&D Building	means the property owned by the Target Company under the Property Title Certificate Yu [2016] Zhengzhou Property Right No. 0030729, located at No. 8 Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, for science and education/ scientific research use, and with a floor area of 5,330.57 square meters.
10	Product Exhibition Center	means the property owned by the Target Company under the Property Title Certificate Yu [2016] Zhengzhou Property Right No. 0030561, located at No. 8 Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, for science and education/ scientific research use, and with a floor area of 12,044.40 square meters.
11	Completed Underground Garage	means the underground garage that the Target Company has the right to use, and is located at No. 8 Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, under the No. 2 R&D Building, the Product Exhibition Center and the yard between them, with a planned floor area of 8,783.41 square meters and an actually measured floor area of 8,502.19 square meters, and including 170 parking lots.
12	Entrance to the Completed Underground Garage	means the entrance to the Completed Underground Garage that the Target Company has the right to use and covers an actually measured floor area of 307.60 square meters.

13	No. 1 R&D Building	means the building under construction that is owned by the Target Company, located at No. 8 Jingnan 3rd Road, Zhengzhou Economic and Technologic Development Zone, constructed by Linjiu Construction, with a total planned floor area of 38,605.25 square meters (including 35,732,72 square meters above the ground (21 floors) and 2,872.53 square meters under the ground (one floor)), whose main structures have been completed and four-storey skirt building in the west has not yet been constructed (the actual construction area is 39,750.54 square meters).
14	Four-storey Building to Be Constructed in the West	means the four-storey podium building in the west of the No. 1 R&D Building that has not yet been constructed as of the Base Date, with an area of about 1,517.38 square meters.
15	Underlying Assets	means, collectively, the No. 2 R&D Building, the Product Exhibition Center, the Completed Underground Garage, the Entrance to the Completed Underground Garage and the No. 1 R&D Building.
16	Linjiu Construction	means Henan Linjiu Construction Engineering Co., Ltd.
17	Long Brothers	means Henan Long Brothers Landscaping Engineering Co., Ltd.
18	Base Date	means August 31, 2019, the base date for the financial and legal due diligence investigations conducted for purpose of the transaction contemplated hereby and for Party B to disclose the particulars of the Target Company.
19	Closing Date	means the date that the Parties have completed all matters necessary for the closing pursuant to Section 6 and executed the relevant closing documents.
20	Transitional Period	means the period from the Base Date to the Closing Date.
21	Third party	means any natural person, corporate or other organization or entity other than the Parties hereto.
22	Government authority	means the central government or any government of any province, municipality directly under the central government, municipality, county, prefecture or town of the PRC or any political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
23	PRC	means the People’s Republic of China, for purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.
24	RMB or ¥	means the lawful currency of the PRC.
25	Working day	means any day that is not a Sunday, Saturday or other day on which commercial banks are required or authorized by laws or administrative regulations to be closed in the PRC.
26	Day	means calendar day, including working days and non-working days.
27	Force majeure	means any objective circumstance that is unforeseeable, unavoidable and insurmountable.